GCAN	GCAN
GAMMACAN INTL INC OTCBB

Gammacan Files Two Provisional Patent Applications for the Treatment of Malignant Melanoma; Company Combines Plasma and Immunoglobulin Derived from People with Vitiligo a Common Pigmentation Disorder to Create Novel Therapeutic Option

GIVAT SHMUEL, Israel--(BUSINESS WIRE)--Feb. 28, 2006--Gammacan International Inc.(OTC BB:GCAN), a developer of immunotherapies for cancer and other diseases, today announced that the Company filed two provisional applications for patents with the U.S. Patent and Trademark Office for a new and innovative treatment for malignant melanoma. The filings are detailed on a Form 8-K filed with the Securities and Exchange Commission on February 27th.

As announced on January 30th, the Company is considering an additional clinical trial to demonstrate the clinical efficacy of hyperimmune intravenous gammaglobulin (IVIg), sourced from a specific patient population, for treating melanoma.

Current studies and published research conducted by Gammacan's Chief Scientist, Yehuda Shoenfeld M.D. show the presence of anti-melanoma antibodies in the plasma of people with vitiligo.

"The antibodies we have identified in the plasma of people with vitiligo possess the ability to bind to and destroy melanoma cells," stated Prof. Shoenfeld.

These provisional patent filings strengthen Gammacan's intellectual property position for the use of IVIg for cancer in general, and specifically, IVIg as a potential treatment option for melanoma.

About Vitiligo:

Vitiligo is present in about 1 to 2 percent of the world's population representing approximately 40 to 50 million people. In the United States, 2 to 5 million have the disorder. The disorder affects all races and both sexes equally. People with vitiligo are able to donate blood as the disorder is neither a blood borne nor transmittable illness. (Source: National Institute of Arthritis and Musculoskeletal and Skin Diseases (NIAMS) National Institutes of Health Public Health Service, U. S. Department of Health and Human Services).

About Melanoma:

Melanoma is the fastest growing cancer in the U.S. and worldwide. It is in epidemic growth with 55,100 cases diagnosed in 2004 resulting in 7,910 deaths. Melanoma is the most common cancer in young adults aged 20-30, but does occur in all age groups. There are currently more new cases of melanoma than HIV/AIDS. In women aged 25-30, melanoma is the primary cause of cancer death. In women aged 30-35, melanoma is the second largest cause of death (after breast cancer). (Source: The Melanoma Research Foundation and the American Cancer Society).

About Gammacan:

Gammacan is focusing on the commercialization of a revolutionary anti-cancer immunotherapy that the Company believes will be proven to be effective in reducing the metastatic spread of a wide range of cancers. Gammacan's proposed treatment is based on IVIg, a safe, relatively non-toxic human plasma-based product, currently used to treat a variety of immune deficiencies and autoimmune diseases. It works by strengthening the patient's immune system. Many experts currently view immunotherapy as a future alternative to today's standard chemotherapy. Approximately twenty companies produce IVIg, and annual worldwide sales are currently in excess of 50 metric tones with an estimated value in excess of 1.5 billion USD. IVIg is commonly used to treat certain autoimmune diseases and blood disorders and to replace the antibodies in people who are unable to produce them. For more information about Gammacan visit www.Gammacan.com or call the company's headquarters in Givat Shmuel, Israel at 972 3 5774475 or toll free 1-866-308-0396 (from North America).

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements. Forward-looking statements in this release include statements regarding: the commercialization of an anti-cancer immunotherapy and the Company developing the boosting of cancer patients' immune systems with IVIG into an effective treatment. Actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the planned development of the technology, inability to hire appropriate staff to develop the technology, unforeseen technical difficulties in developing the technology, inability to obtain regulatory approval for human use, competitors' therapies proving more effective, cheaper or otherwise preferable for consumers, inability to market the product we produce, among other factors, all of which could among other things, delay or prevent product release or cause our company to fail. For further risk factors see the risk factors associated with other early stage medical research and development companies filed with the SEC on Edgar.

CONTACT:	DeMonte AssociatesCynthia DeMonte, 718-706-5005
cdemonte@aol.com

SOURCE:	Gammacan International Inc.